FOR IMMEDIATE RELEASE

Varsity Group Inc. announces appointmentS

WASHINGTON, DC - July 27, 2007 Varsity Group Inc. (NASDAQ: VSTY) today announced the appointments of Jim Craig as President and CEO and John Griffin as Chief Accounting Officer. Mr. Craig, who had been Interim President and CEO since November 2006 will also continue as Chief Financial Officer. "Varsity Group continues to progress and is now well into its peak selling season," remarked Craig. From 2002 to 2006, he was CFO of Installs Inc., a leading consumer electronics in-home services provider.  Prior to this, Mr. Craig held other senior financial and business development positions with early and mid-stage firms in the telecommunications industry, including MCI, Omnipoint and Starband.  Mr. Craig received a B.S. from the State University of New York at Buffalo in 1979, an M.B.A. from the Kellogg School of Management Northwestern University in 1984 and is a Certified Public Accountant.

Varsity Group Vice President of Finance and Controller John Griffin was also appointed as Chief Accounting Officer, reporting to Mr. Craig. Mr. Griffin has served as Controller of the Company since February 2004 and received a B.S. from Providence College in 1991 and an M.B.A. from American University in 1993.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

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Contact:

Jim Craig

President, CEO and CFO

jim.craig@varsitygroup.com

202-349-1231